NEWS RELEASE

CURRENT TECHNOLOGY’S CELEVOKE AND TRAVELERS INLAND RECEIVE MEDIA COVERAGE IN ASSET MANAGEMENT NEWS

VANCOUVER, British Columbia May 27, 2008 – Current Technology Corporation (OTCBB: CRTCF) reports Asset Management News has released the following article under the headline “Travelers Inland Turns to GPS to Stop Heavy Equipment Theft”:

“Insurance provider Travelers Inland and its Risk Control Unit have developed an initiative with Celevoke that will allow Travelers customers to purchase Celevoke's LunarEYE Wireless Asset Tracking and Control systems at a discount. By teaming with Celevoke, Travelers hopes to reduce the likelihood and severity of losses for its customers by improving the security and tracking of construction and other heavy equipment.

‘Travelers Inland is well aware that theft is a regular occurrence that plagues heavy equipment owners and trucking companies across the country,’ says Joseph Tracy, chief underwriting officer, Travelers Inland. ‘We want to proactively help manage our customers' risk. The losses these companies suffer affect both their balance sheets as well as ours. We are excited to work with Celevoke, as we see significant value and risk control benefits in the equipment recovery and management systems offered by the LunarEYE system.’

By utilizing GPS and other security and tracking technologies, customers can both reduce their losses and lower their premiums. Travelers has developed partnerships with a number of technology providers, such as LoJack, to provide discounts to its customers.

‘If we see customers who have experienced losses, we promote that we can help them with risk control,’ Tracy says. ‘If they invest in these types of programs for their company, they can reduce losses and lower their rates.’

‘Working with Travelers is a significant development for our company and we look forward to assisting Travelers and its insureds in reducing theft losses,’ said Chuck Allen, Celevoke's CEO. ‘As a leader in GPS tracking and asset recovery, it is important that we align ourselves with companies that understand our products and services and the benefits that we can bring to them and their customer base.’

Additionally, Celevoke will develop a secure Web site that will allow Travelers' customers to track, monitor and manage the equipment outfitted with Celevoke's proprietary GPS devices on a daily basis. In the event of a theft, the ability to track equipment can lead to faster recovery.

Heavy equipment theft is increasing in the United States, and several major theft rings have been uncovered in Ohio, Pennsylvania, Massachusetts and other states in the past few years. Reports to the Insurance Services Office (ISO) show an increase of up to 20% in the value of equipment thefts each year since 1996, with loses totaling hundreds of millions of dollars.

‘This equipment is often left unattended at job sites, and a lot of dozers and backhoes have common keys, depending on the manufacturer,’ says Chris Carey, risk control manager for Travelers Inland Marine. ‘The penalties for stealing heavy equipment are generally minor compared to car theft. We've been supporting legislation to increase those penalties, as well as penalties for copper theft, which is also on the rise.’

When equipment goes missing, Travelers' specialty investigation group works with law enforcement to help track down stolen goods. ‘Our recoveries are in the millions of dollars in stolen equipment to date through this group,’ says Tracy. ‘We've also prevented claims of another few million dollars as well, because the unit was able to recover goods before a claim was filed.’

Celevoke is participating in a number of Regional Heavy Equipment Theft Summits this year, and both Celevoke and Travelers are supporting the National Equipment Register (www.nerusa.com) (NER) to increase recovery rates of stolen equipment.”

The link to Asset Management News text is http://www.assetmgmtnews.com/content/view/555/6/.

About Celevoke

Celevoke is poised to become a market leader in the projected $38.3 billion (by 2011) global market for Telematics (according to ABI Research), which is the integrated use of telecommunications and informatics. More specifically, it is the science of sending, receiving and storing information wirelessly via telecommunication devices. Celevoke has integrated Telematics and Global Positioning Systems (GPS) with sensing technology. This proprietary suite of hardware and software products enables users to remotely monitor, track, control and protect a wide variety of asset classes. Examples include people, automobiles and trucks, shipping containers and covert vehicles used for law enforcement and intelligence gathering in a global marketplace. In 2005, Celevoke acquired the assets of San Francisco based Televoke, Inc.; a telematics pioneer backed by Softbank Venture Capital, Cardinal Venture Capital, W.I. Harper Group and others, representing more than $15 million in funding. These assets provided the foundation for Celevoke’s development of patented technology utilized today by Celevoke’s many clients.

The news release contains forward-looking statements concerning the Company’s business operations, and financial performance and condition. When used in the news release the words “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are based on current expectations and are naturally subject to uncertainty and changes in circumstances that may cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause such differences include but are not limited to technological change, regulatory change, the general health of the economy and competitive factors. Many of these factors are beyond the Company’s control; therefore, future events may vary substantially from what the Company currently foresees. You should not place undue reliance on such forward-looking statements.

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